Exhibit 10.6

REVISED 2012 BONUS COMPENSATION PLAN FOR SENIOR MANAGEMENT

RATIFIED BY THE BOARD MAY 3, 2012

•	Eligible Executives (6): CEO, CMO, CFO, SVP-GMs (2) and SVP-Business Development.

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Bonus pool is funded by achievement of payout targets and maximum achievement, with pro-rata payment for achievement with a floor of 95% of revenue targets and 80% of operating profit targets as noted in tables below.

•	Bonus target payouts based on a percentage of base salary.

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Bonus are weighted 30% for the first half of the year and paid at close of audited review following Q2 and are weighted 70% for the second half of the year and paid at the close of audited financials following Q4.

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Payout to eligible executives will be based 60% on consolidated revenue and 40% on non-GAAP income from operations for all but SVPs where it will be based 60% on net revenue for the relevant CafePress business lines and 40% on non-GAAP income from operations for that same business line. The SVP-Business Development had additional MBOs applied to his targets.

The Objective Targets against which bonus compensation award will be determined by the Compensation Committee of the Board of Directors.

CEO:	60% target, 90% max
CFO:	50% target, 75% max
CMO:	40% target, 60% max
SVP-GM:	25% target, 35% max
SVP-Business Development:	25% target, 35% max